GEO Semiconductor Inc.

Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

GEO Semiconductor Inc.
Contents

Independent Auditor’s Report

Board of Directors
GEO Semiconductor Inc.
San Jose, CA

Opinion

We have audited the consolidated financial statements of GEO Semiconductor Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

Salt Lake City, Utah
May 5, 2023

GEO Semiconductor Inc.
Consolidated Balance Sheets
As of December 31

	2022	2021
ASSETS
Current assets:
Cash	$611,385	$995,863
Trace accounts receivables, net	7,459,154	2,833,944
Inventory, net	7,679,095	898,413
Prepaid expenses and other current assets	2,442,676	1,121,926
Total current assets	18,192,310	5,850,146
Property and equipment, net	95,623	82,185
Other non-current assets	9,789	82,870
Total assets	$18,297,722	$6,015,201

LIABILITIES AND SHAREHOLDERS DEFICIT
Current liabilities:
Accounts payable	$2,728,438	$1,547,391
Accrued liabilities	5,245,788	3,169,152
Liability for outstanding warrants	530,226	1,324,414
Convertible bridge loans, net	11,754,434	—
2017 Convertible notes, net	120,624,133	—
East West Bank note, net	6,772,370	—
Maxim/Crescent Cove Note payable	—	8,440,000
Total current liabilities	147,655,389	14,480,957

Tax Liability	784,204	710,868
Convertible bridge loans, net	—	10,345,900
2017 Convertible notes, net	—	89,385,855
Total liabilities	148,439,593	114,923,580

Shareholders' deficit:
Preferred stock; $0.0001 par value
Authorized - 92,686,949 shares as of December 31, 2022 and 78,586,949 shares as of December 31, 2021
Issued - 32,234,361 shares as of December 31, 2022 and December 31, 2021	5,491	5,491
Common stock; $0.0001 par value
Authorized - 121,300,000 shares as of December 31, 2022 and 104,200,000 shares as of December 31, 2021
Issued - 289,012 shares as of December 31, 2022 and December 31, 2021	29	29
Additional paid-in capital	90,271,845	89,811,714
Accumulated other comprehensive loss	(372,262)	(621,083)
Accumulated deficit	(220,046,974)	(198,104,530)
Total shareholders' deficit	(130,141,871)	(108,908,379)
Total liabilities & shareholders' deficit	$18,297,722	$6,015,201
See accompanying notes to consolidated financial statements.

GEO Semiconductor Inc.
Consolidated Statements of Operations and Comprehensive Loss
Years ended December 31, 2022 and December 31, 2021

	2022	2021

Revenue	$49,950,501	$19,471,095
Cost of revenue	27,064,686	11,366,851
Gross profit	22,885,815	8,104,244
Operating expenses:
Research and development	22,792,105	15,354,757
Selling, general and administrative	5,547,222	4,119,868
Total operating expenses	28,339,327	19,474,625
Loss from operations	(5,453,512)	(11,370,381)
Interest expense	16,900,732	12,790,817
Other expense	308,252	23,512
Change in fair value of warrants	(794,188)	(2,166)
Loss before income taxes	(21,868,308)	(24,182,544)
Income tax expenses	74,136	138,788
Net loss	$(21,942,444)	$(24,321,332)

Other comprehensive loss, net of tax
Change in net foreign currency translation adjustment	248,821	(19,895)
Total comprehensive loss	$(21,693,623)	$(24,341,227)

See accompanying notes to consolidated financial statements.

GEO Semiconductor Inc.
Consolidated Statements of Shareholders’ Deficit

	Preferred Stock Shares	Preferred Stock Amount	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders' Deficit
Balance, December 31, 2020	32,234,361	$5,491	274,199	$27	$89,315,532	$(601,188)	$(173,783,198)	$(85,063,336)
Net loss	—	—	—	—	—	—	(24,321,332)	(24,321,332)
Stock-based compensation	—	—	—	—	487,437	—	—	487,437
Exercise of options	—	—	14,813	2	8,745	—	—	8,747
Foreign currency translation adjustment	—	—	—	—	—	(19,895)	—	(19,895)
Balance, December 31, 2021	32,234,361	$5,491	289,012	$29	$89,811,714	$(621,083)	$(198,104,530)	$(108,908,379)
Net loss	—	—	—	—	—	—	(21,942,444)	(21,942,444)
Stock-based compensation	—	—	—	—	460,131	—	—	460,131
Foreign currency translation adjustment	—	—	—	—	—	248,821	—	248,821
Balance, December 31, 2022	32,234,361	$5,491	289,012	$29	$90,271,845	$(372,262)	$(220,046,974)	$(130,141,871)

See accompanying notes to consolidated financial statements.

GEO Semiconductor Inc.
Consolidated Statements of Cash Flows
Years ended December 31, 2022 and December 31, 2021

	2022	2021
Cash flows from operating activities:
Net Loss	$(21,942,444)	$(24,321,332)
Adjustments to reconcile loss for the year to net cash used in operating activities:
Depreciation and amortization	38,014	41,501
Stock-based compensation	460,131	487,437
Change in warrant fair value	(794,188)	(2,166)
Amortization of debt discount and deferred debt issuance costs	1,067,267	1,122,275
Non-cash interest costs	14,108,721	8,750,617
Bad debt expense	449,784	403,773
Change in inventory reserves	(53,022)	(10,443)
Changes in operating assets and liabilities:
Trade accounts receivables	(5,074,994)	(2,106,791)
Inventory	(6,727,660)	74,064
Prepaid expenses and other current assets	(1,247,669)	(383,016)
Accounts payable	1,181,047	399,073
Accrued liabilities	2,011,830	856,629
Tax liability	73,336	142,173
Net cash used in operating activities	(16,449,847)	(14,546,206)
Cash flows from investing activities:
Purchase of property and equipment	(51,452)	(44,296)
Net cash used in investing activities	(51,452)	(44,296)
Cash flows from financing activities:
Payment of debt issuance costs	(892,000)	(1,005,000)
Issuance of 2017 Convertible notes	18,200,000	26,000,000
Issuance of East West Bank note	7,000,000	—
Repayment of Maxim/Crescent Cove notes	(8,440,000)	(12,500,000)
Repayment of 2017 Convertible notes	—	(2,000,000)
Issuance of common stock	—	8,747
Net cash provided by financing activities	15,868,000	10,503,747
Effect of foreign exchange	248,821	(19,895)
Net decrease in cash	(384,478)	(4,106,650)
Cash, beginning of year	995,863	5,102,513
Cash, end of year	$611,385	$995,863

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,659,938	$2,917,925
Cash paid for income taxes	$800	$800

See accompanying notes to consolidated financial statements.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

GEO Semiconductor Inc. (GEO or the Company) was incorporated in the State of Delaware on February 24, 2009. The Company is located in San Jose, California. With approximately 100 patents and patent applications, the Company designs programmable, high quality image processing, high performance geometric processors, video codecs, video processing, audio processing and human interface technologies. The Company’s targeted markets include cloud and security cameras and automotive applications, which include automotive cameras and head-up-displays. The Company’s eWarp platform technology features low power and low silicon cost for performing nearly an unlimited number of pixel transformations, such as de-warping wide-angle, fisheye and 360-degree video streams, and for enabling digital calibration of cameras and head-up-displays.

GEO Semiconductor Inc. sells products globally to leading original design manufacturers, or ODMs, and original equipment manufacturers, or OEMs.

Going Concern and Liquidity

The Company has incurred operating losses and negative cash flows since inception. To date, the Company has been funded primarily by equity financings and issuances of notes payable. As of December 31, 2022, the Company had available unrestricted cash of approximately $611,000, accumulated deficit of approximately $220,000,000 and substantially all debt maturing in June 2023. Without refinancing and additional debt and/or equity financings, the Company is unable to meet current obligations as they arise.

Management’s Plans

Management’s plans include obtaining additional debt financing for immediate working capital needs, along with strategic merger and acquisition opportunities that it believes are in the best interest of the Company. See Note 16 regarding the subsequent merger and acquisition transaction that occurred on March 3, 2023 in which the Company became a wholly-owned subsidiary of its acquirer. The merger agreement includes a provision for repayment of principal and accrued interest to the Company’s noteholders of approximately $145,000,000 at closing, among other consideration provisions.

Basis of Consolidation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The Company’s fiscal year ends on December 31. The Company’s accompanying consolidated financial statements include the accounts of GEO Semiconductor, Inc. and its wholly-owned subsidiaries GEO Semiconductor Canada Inc. and GEO Semiconductor (India) Pvt. Ltd. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

On an ongoing basis, management evaluates its estimates and assumptions, including those related to (i) the collectability of accounts receivable; (ii) write down for excess and obsolete inventories; (iii) the estimated useful lives of long-lived assets; (iv) impairment of long-lived assets and financial instruments; (v) warranty obligations; (vi) the valuation of stock-based compensation awards and financial instruments; and (vii) the realization of tax assets and

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

estimates of tax liabilities and tax reserves for uncertain tax positions. These estimates and assumptions are based on historical experience and on various other factors, which the company believes to be reasonable under the circumstances. However, actual results could differ from these estimates, and these differences may be material.

Risks and Uncertainties:

Concentration of Suppliers

The Company does not own or operate a semiconductor fabrication facility and does not have the resources to manufacture its products internally. The Company relies on a limited number of foundries and assembly and test vendors to produce all of the Company’s wafers and for completion of finished products. The Company does not have long-term agreements with any of these suppliers. In light of these dependencies, it is reasonably possible that failure to perform by one of these suppliers could have a severe impact on the results of operations. Additionally, the concentration of these suppliers within Taiwan increases the risk of supply disruption due to natural disasters, economic instability, political unrest or other regional disturbances and worldwide diseases such as COVID-19.

Risk of Technological Change

The markets in which the Company competes, or seek to compete, are subject to rapid technological change, frequent new product introductions, changing customer requirements for new products and features, and evolving industry standards. The introduction of new technologies and the emergence of new industry standards could render the Company’s products less desirable or obsolete, which could harm the business.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. The Company limits its exposure to credit risk associated with cash equivalent balances by holding its funds in high quality, highly liquid business checking accounts. The Company limits its exposure to credit risk associated with accounts receivable by carefully evaluating credit worthiness before offering terms to customers. As of December 31, 2022, three customers accounted for 40%, 37% and 11% of our total net accounts receivables. As of December 31, 2021, two customers accounted for 71% and 17% of our total net accounts receivables. For the year ended December 31, 2022, three customers accounted for 37%, 31% and 13% of our total revenues. For the year ended December 31, 2021, three customers accounted for 34%, 31% and 21% of our total revenues.

Foreign Currency Remeasurement and Translation

The Company’s functional currency is the U.S. dollar while its foreign subsidiaries’ functional currencies are the respective local currencies. Monetary assets and liabilities denominated in other currencies are re-measured to U.S. dollars using current exchange rates in effect at the balance sheet date. Nonmonetary assets and liabilities are re-measured to U.S. dollars using historical exchange rates.

The Company translates the assets and liabilities of its foreign non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Gains and losses from these translations are recognized in accumulated other comprehensive loss included in shareholders’ deficit.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of less than three months at the time of purchase to be cash equivalents. Investments with original maturities at the time of acquisition greater than three months are classified as short-term investments. There were no cash equivalents or short-term investments as of December 31, 2022 and December 31, 2021.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not include finance charges. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company assesses the need for allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments by considering factors that may affect a customer’s ability to pay such as historical collection experience, credit quality, age of the accounts receivable balances and current economic conditions. Based on this assessment, the allowance for doubtful accounts was $853,557 as of December 31, 2022 and $403,773 as of December 31, 2021.

Fair Value of Financial Instruments

The Company assesses the fair value of financial instruments based on the provisions of Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which establishes a hierarchy that is based on three levels of inputs and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value:

•     Level 1: Quoted prices in active markets for identical assets or liabilities;

• Level 2: Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data; and

•     Level 3: Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The carrying amounts reflected in the balance sheet for cash, accounts receivable, accounts payable, and accrued liabilities approximate its fair values due to the short-term nature of these financial instruments and are considered a Level 1 fair value measure. Debt instruments approximate fair value as the interest rate on these financial instruments approximate current market rates and are considered a Level 2 fair value measure.

The following tables represent the fair value hierarchy for the financial assets and liabilities held by the Company measured at fair value on a recurring basis:

	As of December 31, 2022	As of December 31, 2022
		Level 1	Level 2	Level 3	Total
Liability for outstanding warrants		$—	$—	$530,226	$530,226

	As of December 31, 2021	As of December 31, 2021
		Level 1	Level 2	Level 3	Total
Liability for outstanding warrants		$—	$—	$1,324,414	$1,324,414

The following tables represents the change in the liability for outstanding warrants during the year ended December 31, 2022:

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

Balance, December 31, 2021	$1,324,414
Expiration of warrants	(250)
Change in fair value of outstanding warrants	(793,938)
Balance, December 31, 2022	$530,226

See Note 10 for additional information on the valuation of warrants.

Inventory

The Company records inventories at the lower of cost or net realizable value. Cost includes materials and other production costs and is computed using standard cost on a first-in, first-out basis. Inventory reserves are recorded for estimated obsolescence or unmarketable inventories based on forecasts of future demand and market conditions. Inventory reserves were $1,805,013 and $1,858,035 as of December 31, 2022 and 2021, respectively. If actual market conditions are less favorable than projected, or if future demand for the products decreases, additional inventory write-downs may be required. Once inventory is written down, a new accounting basis is established and, accordingly, it is not reversed until the inventory is sold or scrapped. All inventory held by the Company as of December 31, 2022 other than $222,132 of work in process were finished goods inventory. All inventory held by the Company as of December 31, 2021 were finished goods inventory.

Property and Equipment, Net

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life of three years for computer and lab equipment and software, and five years for furniture and fixtures. Repairs and maintenance are charged to expense as incurred.

Debt Issuance Costs

Debt issuance costs include costs incurred that are related to the issuance of notes, including commissions and other agents’ costs and legal fees. Such costs are recognized as a direct reduction in the carrying amount of the debt instrument on the consolidated balance sheet and are amortized to interest expense over the contractual life of the related convertible notes on a straight-line basis. The difference is insignificant compared with using the effective interest method.

Long-Lived Assets

The Company records long-lived assets at cost and evaluates them for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets include property, plant and equipment. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected results of operations, a change in the extent or manner in which an asset is utilized, significant declines in the estimated fair value of the Company for a sustained period, shifts in technology, loss of key personnel and changes in our operating model. When the sum of the expected future undiscounted cash flows to be generated by the related asset group is less than its carrying amount, an impairment loss would be recognized. That impairment loss would be measured based on the excess of the carrying amount of the asset over its estimated fair value.

There were no impairment charges related to long-lived assets for the years ended December 31, 2022 and December 31, 2021.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenue in a manner which depicts the transfer of goods or services to its customers at an amount that reflects the consideration the Company expects to receive in exchange for those good or services. The Company generates revenue primarily from the sale of its semiconductor products to OEMs or ODMs, either directly or through distributors. We satisfy our performance obligations and recognize revenue upon shipment, at which time control of our products is transferred to our customers. We apply the following five-step model for recognizing revenue from contracts with customers: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when the performance obligation is satisfied.

Product revenues consist of sales of integrated circuits into the security surveillance and automotive camera markets. Since the Company’s performance obligations relate to contracts with a duration of less than one year, the Company applies the practical expedient provided in applicable guidance and is therefore not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period. Further, the Company applies the practical expedient to recognize expenses related to the incremental costs of obtaining contracts as costs are incurred since the amortization period of the assets that the Company would otherwise would have recognized is one year or less.

The Company does not offer other significant payment terms and allocates the transaction price to each distinct product based on a relative standalone selling price. Revenue is recognized when control of the product is transferred to our customers, upon shipment, at which time the performance obligation is satisfied. The Company’s shipping terms are primarily FOB (free on board) shipping point, whereby legal title, risks and rewards of ownership, and physical possession are transferred to the customer upon shipment. Customer payment terms are 30-45 days from shipment. Certain distributors are granted stock rotation rights and price protection rights. Revenue is reduced for estimates of sales returns, price protection and stock rotations and record reserves for such adjustments based on historical experience. As of December 31, 2022 and 2021, respectively, no reserve was deemed necessary based on the Company’s assessments.

The Company provides product assurance-type warranties only and does not offer warranties to be purchased separately. Such warranties are accounted for under other applicable guidance.

Cost of Revenue

Cost of revenue includes cost of materials, cost associated with packaging and assembly, testing and shipping, logistics and quality assurance, warranty cost, royalty expense and write-downs of inventories.

Warranty Costs

The Company provides a one-year warranty on its products. The Company accrues for the estimated warranty costs at the time when revenue is recognized. Management estimates warranty costs based on historical experience and any specifically identified failures. While the Company engages in extensive product quality assessment, actual product failure rates, material usage or service delivery costs could differ from estimates and revisions to the estimated warranty liability would be required. The warranty accrual has not been material to date.

Research and Development

Research and development costs are expensed as incurred and consist primarily of personnel costs, third party engineering services, development software and hardware tools, license fees, cost of fabrication of masks for prototype products, other development materials costs, depreciation of equipment used in research and development and allocation of facilities costs.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

Selling, General and Administrative

Selling, general and administrative expense consists of personnel costs, commissions, travel and trade show costs, advertising, legal, accounting and human resources costs. In addition, these expenses include fees for professional services.

Income Taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company applies authoritative guidance for the accounting for uncertainty in income taxes. The guidance requires that tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. Upon estimating the tax positions and tax benefits, management considered and evaluated numerous factors, which may require periodic adjustments, and which may not reflect the final tax liabilities. The Company adjusts its balance sheet to reflect only those tax positions that are more likely than not to be sustained under examination.

As part of the process of preparing the consolidated balance sheet, the Company estimates its taxes in each of the jurisdictions in which it operates. The Company estimates actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as accruals and allowances not currently deductible for tax purposes. These differences result in deferred tax assets. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the consolidated statements of operations become deductible expenses under applicable income tax laws, or loss or credit carry-forwards are utilized.

In assessing whether deferred tax assets may be realized, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

Estimates and judgments about the Company’s future taxable income are based on assumptions that are consistent with the Company’s plans and estimates. Should the actual amounts differ from estimates, the amount of valuation allowance could be materially impacted.

Stock-Based Compensation

The Company measures stock-based compensation for equity awards granted to employees and directors based on the estimated fair value on the grant date and recognize that compensation as expense using the straight-line attribution method over the requisite service period, which is typically the vesting period of each award. The Company uses the Black-Scholes option-pricing model to determine the fair value of each option grant. Determining the fair value of stock-based awards on the grant date requires the input of various assumptions, including, expected volatility of stock, expected term, risk-free interest rate and dividend rate. Because neither relevant historical experience nor other relevant data are available to estimate future exercise behavior, the expected term is calculated using the simplified method. The expected volatility is based on the historical volatilities of peer group of entities whose share prices are publicly available. The risk-free interest rate is derived from the average U.S. Treasury constant maturity rates during the respective periods commensurate with the expected term. The expected dividend yield is zero because the Company has not historically paid dividends and has no present intention to pay dividends. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation only for those options that are expected to vest. Forfeitures are estimated at the time of the grant and revised, if necessary, in subsequent periods if actual forfeitures differ from estimates.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

Restricted Stock Units (RSUs) are awarded to eligible Board members and the Chief Executive Officer. Each award is a restricted stock unit, and its value is set to the fair value of the underlying equity instrument on the day of grant. All restricted stock units granted to date have “double-trigger” vesting, which includes both a time-condition event and a liquidity condition event. Specific to the RSUs, the Company has not recognized any stock-based compensation since inception, as the liquidity condition event has not occurred.

Common Stock Valuation

The fair value of the common stock underlying the stock options are determined by the board of directors, which intends all options granted to be exercisable at a price per share not less than the per-share fair value of the Company’s common stock underlying those options on the date of grant. The assumptions used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of common stock as of the date of each option grant, including third-party independent valuations of the common stock, rights and preferences of multiple instruments, lack of marketability of instruments, developments in the business, recent financial transactions in the business.

Stock Warrant Liability

The Company accounts for its outstanding stock warrants as liabilities. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other income or expense in the consolidated statement of operations and comprehensive loss. The fair value of the warrants is determined using the Black-Scholes model based on the following assumptions: estimated value of underlying stock, estimated life, risk-free interest rate, volatility and no dividends during the expected term.

Adoption of New Accounting Pronouncement

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for most leases. The new standard was adopted by the Company on January 1, 2022 using the transition alternative method, which requires a cumulative-effect adjustment, if any, to the opening balance of retained deficit to be recognized on the date of adoption with prior periods not restated.

The Company elected the package of practical expedients permitted under the transition guidance in the new standard, which among other things (i) allowed them to carry forward the historical lease classification of existing leases, (ii) did not require reassessment of whether any expired or existing contract is or contains a lease under the new definition of a lease; and (iii) did not require the Company to reassess whether previously capitalized initial direct costs for the existing leases would qualify for capitalization. Further, the Company elected the practical expedient to combine lease and nonlease components.

The Company has also elected the short-term lease practical expedient, which excludes leases with terms of 12 months or less from the scope of ASU 2016-02. The Company expenses all short-term leases on a straight line basis over the term of the lease and variable costs are expensed as incurred. The Company did not record an operating right of use asset and operating lease liability upon adoption because they were not material.

New Accounting Pronouncement ‐ Future Adoption

In June 2016, the FASB issued ASU 2016‐13, Financial Instruments ‐ Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, which includes the Company’s accounts receivables and certain financial instruments. ASU 2016‐13 replaces the existing incurred loss impairment model with an expected loss methodology, which will

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

result in more timely recognition of credit losses. ASU 2016‐13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022 and requires a cumulative effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. The Company is currently evaluating the potential impact of this new standard on the Company’s consolidated financial statements.

2. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets comprise the following:

	As of December 31
	2022	2021
Prepaid expenses	$624,809	$475,254
Refundable taxes	177,242	191,419
Prepayments of inventory	1,640,625	455,253
Total prepaid expenses and other current assets	$2,442,676	$1,121,926

3. Property and Equipment

Property and equipment comprise the following:

	As of December 31
	2022	2021
Computers, lab equipment and software	$972,985	$933,022
Furniture and fixtures and leasehold improvements	105,871	109,111
Total property and equipment, gross	1,078,856	1,042,133
Less: accumulated depreciation and amortization	(983,233)	(959,948)
Total property and equipment, net	$95,623	$82,185

The Company recorded depreciation expense for the years ended December 31, 2022 and 2021 of $38,014 and $41,501, respectively.

4. Accrued Liabilities

Accrued liabilities consisted of the following:

	As of December 31
	2022	2021
Deferred revenues	$61,361	$1,213,685
Accrued compensation	2,564,609	832,108
Accrued interest	269,766	204,960
Other accrued vendor liabilities	1,788,907	604,504
Accrued royalties	561,145	313,895
	$5,245,788	$3,169,152

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

5. Convertible Bridge Loans

During July through November 2017, the Company entered into convertible bridge loans totaling $6,000,000 from two existing shareholders. These notes had a maturity date of December 31, 2019 and earned 13% interest per year. The convertible notes are secured equally by a second charge on the Company’s assets, including intellectual property. During May 2019, the maturity dates were extended to June 30, 2022 and the security of these notes were removed. During November 2021, the maturity dates were extended to June 30, 2023. These convertible notes, inclusive of accrued interest, are convertible into Preferred C shares at $2.50 per share at any time at the option of the holder before maturity, but would convert automatically into common shares upon the sale or transfer of at least 50% of the voting power of the Company’s stockholders, a sale of all or substantially all assets, registration of the Company’s stock, or when the Company’s annual financial statements prepared in accordance with U.S. GAAP demonstrate net income of at least $10,000,000 for the calendar year. At December 31, 2022, the total balance outstanding was $11,754,434 which includes accrued interest of $5,754,434. At December 31, 2021, the total balance outstanding was $10,345,900 which includes accrued interest of $4,345,900.

6. 2017 Convertible Notes

Beginning in December 2017, the Company offered a “2017 Notes” debt offering to potential investors. Under the 2017 Notes, up to $15,000,000 debt can be issued under this offering. The 2017 convertible notes are secured equally by a second charge on the Company’s assets, including intellectual property. The maximum issuance amount was increased from $15,000,000 to $35,000,000 during January 2019. During May 2019, the maximum issuance amount was increased from $35,00,000 to $55,000,000 and the maturity dates were extended from December 31, 2019 to June 30, 2022. In addition, the previous security on these notes by the Company’s assets were also removed. During November 2021, the maximum issuance amount was increased to $104,000,000 and the maturity dates were extended to June 30, 2023.

During fiscal year 2022, the Company issued an additional $18,200,000 of convertible notes under the 2017 Notes Offering with the same terms. As of December 31, 2022, a total of $92,768,000 has been issued under this offering with $11,232,000 still available for future issuances.

The annual interest rates are as follows:

8% per year ($1,000,000 to $2,000,000 note per investor)
10% per year ($2,000,000 to $3,000,000 note per investor)
12% per year (>$3,000,000 note per investor)

The note holder has the option to receive interest payments on a quarterly basis or to accrue the interest until maturity. Note holders that elect to accrue interest until maturity receive an additional interest of 1% per year. These convertible notes are convertible into Preferred C shares at $2.50 per share, at any time at the option of the holder before maturity, but would convert automatically into common shares upon the sale or transfer of at least 50% of the voting power of the Company’s stockholders, a sale of all or substantially all assets, registration of the Company’s stock, or when the Company’s annual financial statements prepared in accordance with U.S. GAAP demonstrate net income of at least $10,00,000 for the calendar year.

During 2019, the Company issued warrants for a total of 377,635 shares for the purchase of Preferred C stock at $1.75 per share in conjunction with the issuance of a 2017 Note. The value of the warrant totaling $268,684 based on the Black-Scholes option-pricing model on the date of grant was recorded as a debt discount was amortized over the term of the note and was fully amortized during 2022. Unamortized debt discount is recorded as an offset to the liability amount of the note in the consolidated balance sheets.

2017 Convertible Notes comprise the following:

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

	Conversion Price Per Preferred C Share	December 31, 2022	December 31, 2021
Series C	$2.50	$121,219,691	$90,384,310
		121,219,691	90,384,310
Less unamortized debt discount		(595,558)	(998,455)
Total convertible notes payable		$120,624,133	$89,385,855

As of December 31, 2022, $100,956,322 of the notes had an annual interest rate of 13% per year, $12,890,658 of the notes had an annual interest rate of 12% per year, $5,012,134 had an annual interest rate of 11% per year, $1,131,052 had an annual interest rate of 9% per year, and $1,434,485 of the notes had an annual interest rate of 8% per year. The total accrued interest for these notes was $204,960 as of December 31, 2022 and is included as a component of accrued liabilities in the consolidated balance sheet.

As of December 31, 2021, $71,491,656 of the notes had an annual interest rate of 13% per year, $12,239,602 of the notes had an annual interest rate of 12% per year, $4,496,650 had an annual interest rate of 11% per year, $1,034,500 had an annual interest rate of 9% per year, and $1,326,862 of the notes had an annual interest rate of 8% per year. The total accrued interest for these notes was $204,960 as of December 31, 2021 and is included as a component of accrued liabilities in the consolidated balance sheet.

7. East West Bank Note

During July 2022, the Company entered into a Loan and Security Agreement with East West Bank. Under the terms of the agreement, the Company borrowed $7,000,000 which is secured by all assets of the Company. The borrowing bears interest of prime rate plus 2.5% per annum. The interest is payable at the beginning of each month and the note matures in two years. In conjunction with this borrowing, the Company issued warrants for a total of 84,000 shares for the purchase of Preferred C stock at $2.50 per share to East West Bank. The value of the warrant based on the Black-Scholes option-pricing model on the date of grant was deemed to be immaterial.

8. Maxim/Crescent Cove Note

The note has a principal balance of $10,000,000 and bears interest at 5% per annum and was set to mature on December 31, 2017. During May 2018, the Company renegotiated the terms of the Maxim note effective January 1, 2018. Under the new terms, the per annum interest rate was eliminated and the Company is required to make quarterly payments in the amount of 10% of all product revenues recorded by the Company in the immediately preceding quarter until the balance of the note has been repaid. During March of 2020, as a result of the COVID pandemic, GEO requested and received a deferral of the required quarterly repayments of the note effective January 1, 2020.

On February 8, 2021, the outstanding Maxim note of $8,477,069 was purchased by Crescent Cove Capital II, LP (Crescent Cove) from Maxim. Under the terms of this arrangement, GEO entered into a new borrowing arrangement with Crescent Cove in which the note continues to bear 0% interest and no payments are required until maturity. The note continued to be secured by a first charge on the Company’s assets including intellectual property. The maturity date of the note was December 31, 2021. During 2022, the Company received a waiver from Crescent Cove. Under the terms of the waiver, the maturity date was extended to June 30, 2022 and the interest was increased to 2.0% per month. The remaining balance of the note was repaid in full during July 2022.

9. Preferred Stock

The Company’s preferred stock is comprised of Series A, Series A1, Series A2, Series B, Series B1, Series B2 and Series C. In November 2013, the Company split the Series A2 preferred stock, with each holder of Series A2 preferred Stock

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

receiving 2.3 Series A2 preferred shares for each Series A2 preferred share previously held.

On September 22, 2016, the Company amended and restated its certificate of incorporation under the laws of the State of Delaware. Under the articles, a reverse stock split was effective immediately in which all outstanding shares of Common Stock were consolidated on a 10 for 1 basis, all outstanding Series A Preferred Stock were consolidated on a 5 for 1 basis, all outstanding Series A1 Preferred Stock were consolidated on a 4.55 for 1 basis, and all outstanding Series A2 Preferred Stock were consolidated on a 10 for 1 basis. In addition, the authorized shares for each class of stock were amended as reflected in the following table.

Authorized preferred stock comprise the following as of December 31, 2022 and 2021:

	As of December 31
	2022	2021

Series A preferred stock	833,996	833,996
Series A1 preferred stock	248,338	248,338
Series A2 preferred stock	3,126,224	3,126,224
Series B preferred stock	371,070	371,070
Series B1 preferred stock	3,100,020	3,100,020
Series B2 preferred stock	21,907,301	21,907,301
Series C preferred stock	63,100,000	49,000,000
Total authorized preferred stock	92,686,949	78,586,949

Issued preferred stock outstanding by series is comprised of the following as of December 31, 2022 and December 31, 2021:

Series A preferred stock	608,544
Series A1 preferred stock	165,558
Series A2 preferred stock	2,678,867
Series B preferred stock	371,070
Series B1 preferred stock	3,100,020
Series B2 preferred stock	21,332,724
Series C preferred stock	3,977,578
Total issued preferred stock	32,234,361

The rights, preferences and privileges following the amendment on September 22, 2016 of the preferred stock are as follows:

Dividends

Holders of outstanding Series A, Series A1 and Series A2 preferred shares are entitled to receive, when, as and if declared by the board of directors, a noncumulative dividend at the rate of $0.30, $0.3003 and $0.30 per share per annum, respectively. Holders of outstanding Series B, Series B1 and Series B2 preferred shares are entitled to receive, when, as and if declared by the board of directors, a noncumulative dividend at the rate of $0.30, $0.225 and $0.15 per share per annum, respectively. Holders of outstanding Series C preferred shares are entitled to receive, when, as and if

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

declared by the board of directors, a noncumulative dividend at the rate of $0.15 per share per annum.

Such dividends are payable in preference to any distributions for common shares. After payments or setting aside for payments of such dividends, additional dividends (other than dividends for common shares) shall be declared or paid among the holders of preferred shares and common shares then outstanding in proportion to the greatest whole number of common shares held by each holder (assuming all preferred shares converted into common shares). No dividends have been declared or paid to date.

Liquidation preferences

In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, including a consolidation, merger or acquisition or sale of assets where the beneficial owners of our common shares and preferred shares own less than a majority of the resulting voting power of the surviving entity, the holders of Series A, Series A1 and Series A2 preferred shares are entitled to receive an amount of $5.00, $5.005 and $5.00, respectively, per preferred share, plus any declared but unpaid dividends prior to any distribution to the common shares. The holders of Series B, Series B1 and Series B2 preferred shares are entitled to receive an amount of $5.00, $3.75 and $2.50, respectively, per preferred share, plus any declared but unpaid dividends prior to any distribution to the common shares. The holders of Series C preferred shares are entitled to receive an amount of $2.50 per preferred share, plus any declared but unpaid dividends prior to any distribution to the common shares. Based on the liquidation preference and amounts above and the outstanding shares for each class of stock as of December 31, 2022 the aggregate liquidation value of the outstanding shares was $94,021,853.

The remaining assets, if any, shall be distributed among the holders of common shares and preferred shares pro rata based on the number of shares they hold. Should our legally available assets be insufficient to satisfy the liquidation preference of the preferred shareholders, the entire assets will be distributed with equal priority and pro rata among the holders of all preferred shares in proportion to the full amounts they would have otherwise been entitled to receive.

Conversion Rights

Each share of preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issue price for such preferred stock by the applicable conversion price for such series. The original issue price is identical to the liquidation preferences noted above. The initial conversion price per share for each series of preferred stock shall be the original issue price applicable to such series.

Each share of preferred stock shall automatically be converted into shares of common stock, at the conversion rate at the time in effect for such series of Preferred Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering of the common stock pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, at a price of not less than $15.00 per share (as adjusted for post effective time stock splits, dividends and the like) and resulting in aggregate gross proceeds to the Corporation, before deduction of underwriters' commissions and expenses, of not less than $10,000,000 or (ii) the date specified by written consent or agreement of the holders representing the requisite consent.

Voting Rights

The holders of each preferred share are entitled to the number of votes equal to the number of common shares into which such preferred shares are convertible.

Redemption Rights

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

GEO’s common and preferred stock is not redeemable at the option of the holder.

10. Warrants to purchase stock

As of December 31, 2022, the following warrants to purchase our preferred stock were outstanding. These warrants were granted in connection with certain financing agreements. These warrants were fully vested upon issuance and expire as shown in the table below:

Exercisable for	Expires on	Exercise price per share	Shares
Preferred C stock	July 26, 2009	$2.50	84,000
Preferred C stock	various through May 15, 2024	$1.75	2,558,477
Total			2,642,477

The Company accounts for its outstanding stock warrants as liabilities. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other loss (income), net in the consolidated statement of operations and comprehensive loss. The fair value of the warrants is determined using the Black-Scholes model based on the following assumptions: estimated value of underlying stock, estimated life, risk-free interest rate, volatility and no dividends during the expected term.

The following table sets forth the assumptions used to estimate the fair value of the warrants as of December 31, 2022 and December 31, 2021:

	2022	2021

Expected term (years)	1.0	1.2
Expected volatility	55.6%	60.1%
Expected dividend yield	—%	—%
Risk-free rate of return	4.73%	2.25%

11. Employee Benefits and Stock-based Compensation

401(k) Plan

The Company maintains a defined contribution 401(k) plan for all of our eligible U.S. employees. Under this plan eligible employees may contribute up to the Internal Revenue Service’s annual contribution limitation. The Company is responsible for administrative costs of the plan. The Company has not made any matching contributions to date.

Stock Option Plan

The Company’s 2009 Stock Plan (the “2009 Plan”) was adopted in November 2009 by the board of directors and approved by the shareholders in June 2010. The Plan provides for the issuance of incentive stock options (“ISO”), non-statutory stock options (“NSO”) or stock purchase rights. The number of shares available for future issuances under the 2009 Plan were 789,277 as of December 31, 2022 and 784,531 as of December 31, 2021.

NSO and stock purchase rights may be granted to employees, board of directors or consultants. ISOs may be granted only to employees. The exercise price of ISOs granted to a holder of more than 10% of the voting power of all classes of our shares shall be no less than 110% of the estimated fair market value on the grant date. The exercise price of ISOs granted to other employees and NSOs shall be no less than 100% of estimated fair market value on the grant date.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

Options granted under the 2009 Plan have a term of up to 10 years from grant date. Options granted generally vest 25% on the first anniversary date of the grant with the remainder vesting ratably over the following 36 months. Vesting schedules may vary and are subject to approval by the board of directors.

Stock-based Compensation

The majority of our stock-based compensation relates to stock options. The following table presents the classification of stock-based compensation expense during the years ended December 31:

Included in:	2022	2021
Research and development	$350,343	$365,302
Selling, general and administrative	109,788	122,135
Total stock-based compensation expense	$460,131	$487,437

No income tax benefit was recognized for the years ended December 31, 2022 and December 31, 2021.

The following table sets forth the weighted-average assumptions used to estimate the fair value of the stock options granted during the years ended December 31, 2022 and December 31, 2021:

	2022	2021

Expected term (years)	6.1	5.8
Expected volatility	53.9%	48.0%
Expected dividend yield	—%	—%
Risk-free rate of return	2.97%	1.30%

The following table summarizes our stock option activity during 2022 and 2021:

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

			Weighted-
			Average
			Remaining		Weighted-
		Weighted-	Contractual	Aggregate	Average
	Number	Average	Term	Intrinsic	Fair Value
	of Shares	Exercise Price	(in years)	Value	(per share)
Outstanding, December 31, 2020	13,375,644	$0.97	6.40	$—	$0.47
Exercised	(14,813)	$0.59		$—	$0.28
Granted	3,548,100	$0.31		$—	$0.14
Forfeited	(445,890)	$0.99		$—	$0.48
Outstanding, December 31, 2021	16,463,041	$0.83	6.20	$—	$0.40
Granted	747,000	$0.17		$—	$0.09
Forfeited	(828,330)	$0.77		$—	$0.37
Outstanding, December 31, 2022	16,381,711	$0.80	5.50	$—	$0.39

Expected to vest, December 31, 2022	16,091,531	$0.81	5.50	$—	$0.39
Excercisable, December 31, 2022	13,281,123	$0.92	4.70	$—	$0.45

Exercisable shares include options with early exercise rights. The expected to vest options are net of estimated future forfeitures.

The intrinsic value of options outstanding, exercisable and expected-to-vest options are calculated based on the difference between the exercise price and the fair market value of our common share on reporting date. The intrinsic value of exercised options is calculated based on the difference between the exercise price and the fair market value of our common share as of the exercise date. At December 31, 2022, total unrecognized compensation cost related to unvested stock options was approximately $354,000. The estimated period of recognition is 2.1 years.

The following table summarizes information about stock options outstanding as of December 31, 2022:

Grant Price Low	Grant Price High	Awards Outstanding || Quantity	Awards Outstanding || Remaining Contractual Life	Awards Outstanding || Exercise Price	Awards Exercisable || Quantity	Awards Exercisable || Remaining Contractual Life	Awards Exercisable || Exercise Price
$0.15	$0.40	4,011,663	9	$0.29	1,144,449	8.7	$0.31
$0.41	$0.75	2,857,772	6.7	$0.67	2,624,398	6.7	$0.67
$0.76	$1.05	4,264,899	4.2	$0.94	4,264,899	4.2	$0.94
$1.06	$1.11	2,817,500	2.3	$1.10	2,817,500	2.3	$1.10
$1.12	$2.40	2,429,877	4.4	$1.22	2,429,877	4.4	$1.22
		16,381,711	5.5	$0.80	13,281,123	4.7	$0.92
Restricted Stock Unit

Units granted under the plan are restricted stock units. The Company issues restricted stock units only to its director and Chief Executive Officer. Units will generally vest over a period of two years as the individual meets the time condition requirements. Units that have met the time condition requirement will remain restricted until an eligible

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

liquidity event occurs, at which point they will be settled in Preferred C stock. Upon termination of a director or employee, any units that (a) have not met the time condition and liquidity event condition requirement will be immediately forfeited and returned to the plan, (b) have met the time condition and not met the liquidity event condition requirement though vested by employee will be lapsed after the term of the award.

Restricted stock units outstanding are 1,615,000 units as of December 31, 2022 and 1,335,000 units as of December 31, 2021, of which the Chief Executive Officer held 1,160,000 and 1,040,000 of the outstanding units, respectively.

The weighted-average grant-date fair values of employee-restricted stock units granted during the year ended December 31, 2022 and 2021 was $2.50 per unit. As an eligible liquidity event did not occur during the year ended December 31, 2022, all outstanding units were not issued, and no stock-based compensation was recognized for this period.

12. Income Taxes

The Company conducts its business in several countries and regions and are subject to taxation in those jurisdictions. The Company is incorporated in the United States with subsidiaries in Canada and India. As such, the Company’s worldwide operating income is subject to varying tax rates and its effective tax rate is highly dependent upon the geographic distribution of its earnings or losses and the tax laws and regulations in each geographical region. The income tax expense for the years ended December 31, 2022 and 2021 were attributable to foreign tax jurisdictions.

The income tax expense differs from the amount computed by applying the blended U.S. federal statutory rate for fiscal year 2022 and 2021 to income before income taxes as follows:

	Year Ended December 31,
	2022	2021

Tax benefit at U.S. statutory rate	$(4,592,345)	$(4,993,019)
State income taxes, net of federal benefit	632	—
Foreign income and withholding taxes	(64,569)	(63,958)
Stock-based compensation	96,628	102,362
Change in valuation allowance	5,099,876	5,137,254
Research and development credits	(317,574)	(133,102)
Other	(148,512)	89,251
	$74,136	$138,788

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets (liabilities) as of December 31, 2022 and 2021 are presented below.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

	December 31,
	2022	2021

Accruals and Reserves	$5,262,666	$716,695
Fixed Assets and Intangibles	1,101,943	1,332,413
Stock Compensation	266,041	266,041
Net Operating Loss	39,892,855	38,975,615
Research and Development Credits	3,624,322	3,001,797
Other	3,238	(70,381)
Total Deferred Tax Assets	50,151,065	44,222,180
Valuation Allowance	(50,151,065)	(44,222,180)
	$—	$—

The Company has recorded a tax provision of $74,136 related to federal unrecognized tax benefit if recognized and foreign tax.

As of December 31, 2022, the Company had $164,417,910 of federal net operating loss carryforwards. If not utilized, these net federal operating loss carryforwards will begin to expire in 2029. For tax years starting in January 1, 2018 and onwards, any federal net operating losses generated will be allowable for carry forward indefinitely, as opposed to the original expiration of 20 years. At December 31, 2022, the Company had $76,824,187 of state net operating loss carryforwards. If not utilized, these net operating loss carryforwards will begin to expire in 2029.

As of December 31, 2022, the Company had federal and state research and development credits of $2,087,921 and $1,944,812, respectively. The federal research and development credits will begin expiring in 2029. The state research and development credits are not currently subject to expiration.

The Tax Reform Act of 1986 and similar California legislation impose substantial limitations on the utilization of net operating loss and tax credit carryforwards in the event that there is a change in ownership as provided by §382 of the Internal Revenue Code and similar state provisions. Such a limitation could result in the expiration of the net operating loss carryforwards and tax credits before utilization. The Company will perform a limitation study before any net operating loss carryforwards or credit carryforwards are utilized in future years.

Significant management judgment is required in determining the provision for income taxes, and in particular, any valuation allowance recorded against the Company's deferred tax assets. The Company determined that, due to the Company's cumulative tax loss history and the difficulty in forecasting the timing of future revenue, that it was necessary to establish a valuation allowance under FASB ASC 740, Income Taxes, to the full amount of the deferred tax asset. Management determined that it was not more likely than not that the deferred tax asset would be utilized. The Company's current valuation allowance against its deferred tax assets is $50,151,065.

The Company had $4,325,016 of unrecognized tax benefits as of December 31, 2022. The Company does not have any tax positions for which it is reasonably possible that the total amount of gross unrecognized tax benefits will increase or decrease within the 12 months following the balance sheet date. Out of the total unrecognized tax benefit of $4,325,016, $664,237 will affect the tax rate if recognized after considering the valuation allowance.

The Company recognized accrued interest and penalties related to uncertain tax positions as a component of its provision for income taxes. The Company accrued interest and penalties of $119,967 as of December 31, 2022, related to uncertain tax positions.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

The Company currently has no federal or state tax examinations in progress.  The Company files income tax returns in the US federal jurisdiction and various states including California.  Due to the losses since inception, all tax years have open statute of limitations. The Company does not expect that the unrecognized tax benefit will change significantly in the next 12 months.

On March 27, 2020, the US enacted the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. These provisions are not expected to have a material effect on the Company’s consolidated financial statements.

13. Operating Leases

The Company leases its principal facilities under operating agreements with various expiration dates in early 2023. The Company’s facilities leases include fixed rental payments and may contain variable lease costs such as common area maintenance charges, which are expensed as incurred. Operating lease costs during 2022 were approximately $762,000 and are included in selling, general and administrative expenses. Future minimum lease payments in 2023 are $73,479.

Prior to 2022, total lease payments over the non‐cancellable term of a lease were recognized over the noncancellable term of the leases on a straight‐line basis over the lease term, with the excess of expense recognized over lease payments made recorded as a deferred rent liability on the balance sheet. Rent expense during 2021 was approximately $755,000.

Future minimum lease payments on operating leases as of December 31, 2021 were:

As of
Fiscal Year Ended	December 31, 2021
2022	$666,549
2023	74,949
Minimum lease payments	$741,498

14. Commitments and Contingencies

Contract Manufacturer Commitments

The Company’s components and products are procured from and built by independent contract manufacturers based on our forecasts. These forecasts include estimates of future demand, historical trends, analysis of sales and marketing activities, and our assessment of overall market conditions. The Company regularly issue purchase orders to independent contract manufacturers that are not cancellable. As of December 31, 2022 and December 31, 2021, total purchase commitments were not material.

Litigation

Although the Company is not currently subject to any litigation, and no litigation is currently threatened against it, the Company may be subject to legal proceedings, claims and litigation, including intellectual property litigation, arising in the ordinary course of business. Such matters are subject to many uncertainties and outcomes and are not predictable with assurance. The Company accrues amounts that it believes are adequate to address any liabilities related to legal proceedings and other loss contingencies that the Company believes will result in a probable loss that is reasonably estimable.

GEO Semiconductor Inc.
Notes to Consolidated Financial Statements

Indemnification

From time to time, in the normal course of business, the Company indemnifies certain of its vendors. The Company has agreed to hold these vendors harmless against third-party claims that may be made in connection with its products. The Company also indemnifies certain customers against third party claims related to certain intellectual property matters.

It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. The Company has not made payments under these obligations and no liabilities have been recorded for these obligations on the consolidated balance sheet as of December 31, 2022 and 2021.

15. Related Party Transactions

The Company’s Chief Executive Officer and an affiliate of a director are also holders of the 2017 Convertible Notes. As of December 31, 2022 and 2021, the total principal and accrued interest balance of notes held by our Chief Executive Officer was $15,462,140 and $12,708,908, respectively. The total principal and accrued interest of the notes held by the affiliate of our director was $6,002,205 and $5,351,149 as of December 2022 and 2021, respectively.

In addition, during the year ended December 31, 2022, the affiliate of our director also received a service fee totaling $250,000 and 100,000 restricted stock units for services associated with identifying potential investors and investment vehicles for the Company.

16. Subsequent Events

The Company has evaluated subsequent events through May 5, 2023 which is the date the consolidated financial statements were available to be issued. There were no other material subsequent events that required recognition or disclosure in these consolidated financial statements, except as disclosed below.

During January and February 2023, the Company continued to offer convertible notes under the “2017 Notes” (see Note 6) and issued an additional $1,500,000 under similar terms as previously issued 2017 Notes.

On February 9, 2023, indie Semiconductor, Inc., a Delaware corporation (“indie”), entered into an Agreement and Plan of Merger (the “Agreement”) which resulted in the Company becoming a wholly-owned subsidiary of indie (the “Merger”). The aggregate consideration for the Merger is up to $270 million, of which $90 million will be payable in cash at closing, $90 million will be payable in indie shares of Class A common stock at closing, subject to certain holdbacks as described in the Agreement, and up to $90 million will be payable in cash or Common Stock, at indie’s election, subject to achieving certain GEO-related revenue targets during the 18-month post-closing period. The Purchase Price is subject to working capital and other adjustments as provided in the Agreement. The Agreement was approved by the Board of Directors of the Company, all noteholders and a required majority of the equity holders. As part of the Agreement, the entire debt balance consisting of the principal balance of $107.3 million and accrued interest of $37.3 million at the time of close will be repaid from the proceeds of the merger. The merger was completed on March 3, 2023.